January 6, 2015

First Trust Exchange-Traded Fund
120 East Liberty Drive
Wheaton, Illinois 60187

Ladies and Gentlemen:

      It is hereby acknowledged that First Trust Advisors L.P. ("First Trust") serves as the investment advisor of each series of First Trust Exchange-Traded Fund (the "Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds including First Trust Value Line(R) Equity Allocation Index Fund, which will be renamed First Trust Total US Market AlphaDEX(R) ETF on January 9, 2015 (the "Fund") ..

      It is further acknowledged that First Trust and the Trust, on behalf of the Fund, have entered into the Expense Reimbursement, Fee Waiver and Recovery Agreement (the "Agreement") whereby First Trust has agreed to waive management fees payable to it by the Fund and reimburse the Fund for other expenses borne by the Fund in order to prevent the Fund's Expense Ratio from exceeding a particular Expense Cap for the Expense Cap Term; provided, however, that First Trust has the right to seek restitution of any fees waived and expenses reimbursed within three years to the extent that such restitution would not cause the Fund to exceed the Fund's current Expense Cap. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Agreement.

      The purpose of this letter agreement is to agree and acknowledge that the expense cap term shall be extended to April 30, 2016 for the Fund, subject to approval by the Trust's Board of Trustees.


                                            Very Truly Yours,

                                            FIRST TRUST ADVISORS L.P.

                                            /s/ James M. Dykas
                                            ----------------------------------
                                            James M. Dykas
                                            Controller


AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED FUND

/s/ James M. Dykas
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James M. Dykas
Treasurer and CFO